Exhibit 99.1

Airgas Reports Fiscal 2014 Fourth Quarter and Full Year Earnings

  Fourth quarter diluted EPS of $1.17, up 4% over prior year, and adjusted diluted EPS* of $1.15, up 1% over prior year
  Full year diluted EPS of $4.68, up 8% over prior year, and adjusted diluted EPS* of $4.72, up 9% over prior year
  Fourth quarter organic sales down 1% compared to prior year; Distribution segment organic sales up 1% over prior year
  Record full year free cash flow* of $441 million on adjusted cash from operations* of $776 million
  Fiscal year 2015 diluted EPS guidance of $5.00 to $5.20, representing 6% to 10% growth over fiscal 2014 adjusted diluted EPS*

RADNOR, Pa.--(BUSINESS WIRE)--May 1, 2014--Airgas, Inc. (NYSE: ARG), one of the nation’s leading suppliers of industrial, medical, and specialty gases, and related products, today reported sales and earnings results for its fourth quarter and full year ended March 31, 2014, which reflected the favorable impacts of the realization of SAP-related benefits as planned and share repurchases completed in the second half of fiscal 2013, but also reflected sluggish business conditions and the negative impact on the Company’s refrigerants business from the EPA’s March 2013 ruling. Results for the fourth quarter also reflected the negative impact of severe weather across much of the U.S. on both sales and expenses.

“We delivered record free cash flow* of $441 million and 9% growth in adjusted EPS* for fiscal 2014 in a sluggish economic environment,” said Airgas President and Chief Executive Officer Michael L. Molinini. “We remained focused on outstanding customer service, expense management, and execution of strategic initiatives, which included the achievement of our long-standing target of reaching a run-rate of more than $75 million in SAP-enabled operating income benefits by the end of calendar year 2013.”

Fourth Quarter Results

	Fourth Quarter
	FY2014	FY2013	% Change
Earnings per diluted share (GAAP)	$1.17	$1.13	4%
State income tax benefits	(0.02)	-
Restructuring and other special charges, net	-	0.01
Adjusted earnings per diluted share (non-GAAP)	$1.15	$1.14	1%

“We estimate that in our fourth quarter the net impact of severe weather conditions across much of the U.S. cost us at least $0.02 per diluted share more than expected, and the negative year-over-year impact on earnings related to our refrigerants business was $0.03 greater than anticipated,” Molinini added. “Absent those particular issues, our earnings for the quarter were within our guidance range.” The Company’s fourth quarter guidance had assumed year-over-year negative impacts of approximately $0.03 per diluted share due to severe weather conditions in January and $0.05 per diluted share related to refrigerants.

Fourth quarter earnings per diluted share were $1.17, up 4% over prior year earnings per diluted share of $1.13. Excluding a $0.02 state income tax benefit, adjusted earnings per diluted share* were $1.15, up 1% over prior year. Results included SAP-related benefits, net of implementation costs and depreciation expense, of $0.16 per diluted share in the current year quarter compared to $0.04 of net benefits in the prior year quarter.

“Though there were bright spots within certain sectors, on balance, underlying business conditions remained choppy throughout the quarter, weather-related challenges notwithstanding,” said Molinini. “We remain focused on the things we can control, including leveraging the SAP system, managing expenses, expanding our telesales business, and enhancing our e-Business platform, and are ready to capitalize when sustained growth in the industrial economy resumes.”

Fourth quarter sales were $1.27 billion, flat compared to prior year. Organic sales in the quarter were down 1% compared to prior year, with gas and rent down 1% and hardgoods down 2%. Distribution segment organic sales in the quarter were up 1% compared to prior year, with gas and rent up 2% and hardgoods down 2%. Acquisitions contributed sales growth of 1% in the quarter on a consolidated basis and in the Distribution segment.

Selling, distribution, and administrative expenses increased 2% over the prior year. The favorable impact of the reduction in SAP implementation costs compared to the prior year was more than offset by rising healthcare costs and higher operating expenses due to severe weather, as well as by expenses associated with the Company’s expansion of its telesales business through Airgas Total Access, strategic pricing initiative, and enhancement of its e-Business platform.

Fourth quarter operating margin was 11.8%, down 30 basis points compared to prior year operating margin of 12.1% and down 40 basis points compared to prior year adjusted operating margin* of 12.2%, which included restructuring and other special charges. Distribution segment operating margin was 12.5% for the quarter, down 30 basis points compared to prior year.

The combination of a reduction in SAP implementation costs and the achievement of SAP-related benefits contributed favorably to operating margin this quarter as compared to the prior year. Low organic sales growth challenged the Company’s operating margin in the quarter, as did R-22 pricing in its refrigerants business following the EPA’s unexpected ruling in late March 2013 to allow for an increase in the production of R-22 during calendar 2013.

Full Year Results

	Full Year
	FY2014	FY2013	% Change
Earnings per diluted share (GAAP)	$4.68	$4.35	8%
State income tax benefits	(0.04)	-
Loss on the extinguishment of debt	0.08	-
Gain on sale of businesses	-	(0.07)
Restructuring and other special charges, net	-	0.07
Adjusted earnings per diluted share (non-GAAP)	$4.72	$4.35	9%

For the full year, earnings per diluted share were $4.68, an increase of 8% over prior year earnings per diluted share of $4.35. Results included a loss of $0.08 per diluted share on the early extinguishment of the Company’s 7.125% senior subordinated notes which were originally due to mature in October 2018 but were redeemed in full on October 2, 2013, as well as $0.04 of state income tax benefits. Excluding the loss on the extinguishment of debt and state income tax benefits, adjusted earnings per diluted share* were $4.72, an increase of 9% over prior year adjusted earnings per diluted share* of $4.35. Earnings per diluted share and adjusted earnings per diluted share included SAP-related benefits, net of implementation costs and depreciation expense, of $0.47 per diluted share in the current year compared to $0.18 per diluted share of net expense in the prior year. The favorable year-over-year impact of share repurchases completed in the second half of fiscal 2013 on the Company’s earnings growth in fiscal 2014 was more than offset by the negative year-over-year impact related to its refrigerants business, which posted record results in fiscal 2013.

Full year sales were $5.07 billion, an increase of 2% over the prior year. Organic sales were flat compared to the prior year, with gas and rent up 1% and hardgoods down 2%, while acquisitions contributed sales growth of 2% for the year.

Full year free cash flow* was a record $441 million, up 48% over the prior year, and adjusted cash from operations* was a record $776 million, up 29% over the prior year. The increase in cash flows was primarily driven by lower required investment in working capital in the current year compared to the prior year.

Return on capital* was 12.2% for the twelve months ended March 31, 2014, a decrease of 10 basis points from the prior year.

During fiscal year 2014, the Company acquired 11 businesses with aggregate annual sales of approximately $82 million, including The Encompass Gas Group, Inc., one of the largest privately-owned suppliers of industrial, medical, and specialty gases and related hardgoods in the U.S.

Fiscal 2015 Guidance

“We had expected the U.S. industrial economy to be much stronger by now. But areas of strength within certain industries are still being weighed down by weakness in other areas. There are many significant non-residential construction projects just now starting to move forward, which is a good sign; however, given the persistent uncertainty in the U.S. industrial economy over the past two years and with overall sluggishness still apparent, growth in fiscal 2015 is very difficult to predict,” said Airgas Executive Chairman Peter McCausland. “The low end of our fiscal 2015 guidance assumes a gradual uptick in growth rates as the year progresses, with average organic sales growth of 4% for the full year. The high end assumes a more robust acceleration in growth rates over the course of the year, with average organic sales growth of 6% for the full year.”

“We continue to believe the long-term growth prospects for the U.S. manufacturing and energy industries are strong, as structural drivers like the abundant supply of low-cost energy and higher shipping costs from overseas should favor the U.S. for years to come,” McCausland added. “Fiscal 2015 will be a year in which we continue to invest in the business to enhance our long-term growth prospects through strategic initiatives, including the development of our new e-Business platform, and enhancements to our regional management structures, like the reorganizations of our Southwest and North Central distribution regions this past year and other structural changes within all of our regions. We expect these and other initiatives to help drive decision-making as close to our customers as possible, bring additional focus to our sales efforts and increase operating efficiencies enabled by SAP, ultimately strengthening our competitive position and ability to capitalize when sustained improvement in the industrial economy returns.”

For the first quarter of fiscal year 2015, the Company expects earnings per diluted share in the range of $1.15 to $1.20, reflecting an increase of 1% to 5% over prior year earnings per diluted share of $1.14. First quarter guidance assumes a year-over-year organic sales growth rate in the low single digits.

For the full fiscal year 2015, the Company expects earnings per diluted share in the range of $5.00 to $5.20, reflecting an increase of 7% to 11% over prior year earnings per diluted share and an increase of 6% to 10% over prior year adjusted earnings per diluted share*. Full year guidance includes a $0.11 to $0.16 per diluted share negative year-over-year impact from variable compensation reset following a below-budget year. The Company currently expects the contribution from its refrigerants business to year-over-year earnings per diluted share growth in fiscal 2015 to be slightly favorable.

The Company will conduct an earnings teleconference at 10:00 a.m. Eastern Time on Thursday, May 1. The teleconference will be available by calling (888) 401-4642 (U.S./Canada) or (719) 457-1509 (International). The presentation materials (this press release, slides to be presented during the Company’s teleconference and information about how to access a live and on demand webcast of the teleconference) are available in the “Investor Relations” section of the Company’s website at www.airgas.com. A webcast of the teleconference will be available live and on demand through May 29 at http://investor.shareholder.com/arg/events.cfm. A replay of the teleconference will be available through May 8. To listen, call (888) 203-1112 (U.S./Canada) or (719) 457-0820 (International) and enter passcode 3683756.

* See attached reconciliations and computations of non-GAAP adjusted earnings per diluted share, adjusted effective tax rate, adjusted operating margin, adjusted cash from operations, free cash flow, and return on capital.

About Airgas, Inc.

Airgas, Inc. (NYSE: ARG), through its subsidiaries, is one of the nation’s leading suppliers of industrial, medical and specialty gases, and hardgoods, such as welding equipment and related products. Airgas is a leading U.S. producer of atmospheric gases with 16 air separation plants, a leading producer of carbon dioxide, dry ice, and nitrous oxide, one of the largest U.S. suppliers of safety products, and a leading U.S. supplier of refrigerants, ammonia products, and process chemicals. More than 16,000 employees work in approximately 1,100 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also markets its products and services through e-Business, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.

This press release contains statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the SEC in its rules, regulations and releases. These statements include, but are not limited to: the Company’s expectations regarding its fiscal 2015 first quarter and full fiscal year 2015 organic sales growth and earnings per diluted share, and the Company’s intent to continue to invest in its strategic initiatives to promote long-term growth. Forward-looking statements also include any statement that is not based on historical fact, including statements containing the words "believes," "may," "plans," "will," "could," "should," "estimates," "continues," "anticipates," "intends," "expects," and similar expressions. We intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. Airgas assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include: adverse changes in customer buying patterns or weakening in the operating and financial performance of our customers, any of which could negatively impact our sales and our ability to collect our accounts receivable; postponement of projects due to economic conditions; customer acceptance of price increases; increases in energy costs and other operating expenses at a faster rate than our ability to increase prices; changes in customer demand resulting in our inability to meet minimum product purchase requirements under long-term supply agreements and the inability to negotiate alternative supply arrangements; supply cost pressures; shortages and/or disruptions in the supply chain of certain gases, including, but not limited to, the continued or increased disruption in our helium supply chain; EPA rulings and the pace and manner of U.S. compliance with the Montreal Protocol as they relate to the production and import of Refrigerant-22 (also known as HCFC-22 or R-22); higher than expected expenses associated with the expansion of our telesales business, our strategic pricing initiatives and other strategic growth initiatives; increased industry competition; our ability to successfully identify, consummate, and integrate acquisitions; our ability to achieve anticipated acquisition synergies; operating costs associated with acquired businesses; our continued ability to access credit markets on satisfactory terms; significant fluctuations in interest rates; the impact of changes in credit market conditions on our customers; our ability to effectively leverage our new SAP system to improve the operating and financial performance of our business; higher than expected costs related to our Business Support Center transition; changes in tax and fiscal policies and laws; increased expenditures relating to compliance with environmental and other regulatory initiatives; the impact of new environmental, healthcare, tax, accounting, and other regulations; the extent and duration of sluggish conditions in the U.S. economy, including in particular, the U.S. industrial economy; the economic recovery in the U.S.; catastrophic events and/or severe weather conditions; political and economic uncertainties associated with current world events; and other factors described in the Company's reports, including its March 31, 2013 Form 10-K, subsequent Forms 10-Q, and other forms filed by the Company with the SEC.

Consolidated statements of earnings, condensed consolidated balance sheets, consolidated statements of cash flows, and reconciliations and computations of non-GAAP financial measures follow below.

AIRGAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2014	2013	2014	2013

Net sales	$1,267,830	$1,262,923	$5,072,537	$4,957,497

Costs and expenses:
Cost of products sold
(excluding depreciation) (a)	571,349	575,120	2,247,574	2,235,567
Selling, distribution and
administrative expenses (a) (b)	468,506	459,748	1,889,123	1,828,524
Restructuring and
other special charges, net (c)	-	1,663	-	8,089
Depreciation	70,039	66,802	275,461	261,622
Amortization	7,704	7,328	29,845	27,278
Total costs and expenses	1,117,598	1,110,661	4,442,003	4,361,080

Operating income	150,232	152,262	630,534	596,417

Interest expense, net	(16,023)	(19,392)	(73,698)	(67,494)
Loss on the extinguishment of debt (d)	-	-	(9,150)	-
Other income, net (e)	340	4,165	4,219	14,494

Earnings before income taxes	134,549	137,035	551,905	543,417

Income taxes (f)	(46,192)	(50,894)	(201,121)	(202,543)

Net earnings	$88,357	$86,141	$350,784	$340,874

Net earnings per common share:

Basic earnings per share	$1.19	$1.15	$4.76	$4.45

Diluted earnings per share	$1.17	$1.13	$4.68	$4.35

Weighted average shares outstanding:
Basic	73,975	75,205	73,623	76,651
Diluted	75,239	76,528	74,910	78,307

See attached Notes.

AIRGAS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(Unaudited)

	March 31,	March 31,
	2014	2013

ASSETS
Cash	$69,561	$86,386
Trade receivables, net	701,060	710,740
Inventories, net	478,149	474,821
Deferred income tax asset, net	57,961	53,562
Prepaid expenses and other current assets	92,356	138,321
TOTAL CURRENT ASSETS	1,399,087	1,463,830

Plant and equipment, net	2,802,415	2,686,305
Goodwill	1,289,896	1,195,613
Other intangible assets, net	258,836	226,824
Other non-current assets	43,080	45,653
TOTAL ASSETS	$5,793,314	$5,618,225

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, trade	$196,911	$183,258
Accrued expenses and other current liabilities	345,676	374,883
Short-term debt (g)	387,866	-
Current portion of long-term debt (h) (i)	400,322	303,573
TOTAL CURRENT LIABILITIES	1,330,775	861,714

Long-term debt, excluding current portion (i)	1,706,774	2,304,245
Deferred income tax liability, net	825,897	825,612
Other non-current liabilities	89,219	89,671
Stockholders’ equity	1,840,649	1,536,983
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,793,314	$5,618,225

See attached Notes.

AIRGAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Year Ended
	March 31,
	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$350,784	$340,874
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	275,461	261,622
Amortization	29,845	27,278
Impairment (c)	-	1,729
Deferred income taxes	(6,869)	36,309
Gain on sales of plant and equipment	(1,264)	(1,551)
Gain on sale of businesses (e)	-	(6,822)
Stock-based compensation expense	28,961	27,053
Loss on the extinguishment of debt (d)	9,150	-

Changes in assets and liabilities, excluding effects of business acquisitions and divestitures:
Trade receivables, net	20,030	(42,485)
Inventories, net	2,291	(62,317)
Prepaid expenses and other current assets	41,408	(14,706)
Accounts payable, trade	4,732	(2,636)
Accrued expenses and other current liabilities	(4,463)	(8,090)
Other, net	(5,206)	(5,990)
Net cash provided by operating activities	744,860	550,268

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(354,587)	(325,465)
Proceeds from sales of plant, equipment and businesses	15,483	31,413
Business acquisitions and holdback settlements	(203,529)	(97,521)
Other, net	(951)	(1,286)
Net cash used in investing activities	(543,584)	(392,859)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in short-term debt (g)	387,352	(388,452)
Proceeds from borrowings of long-term debt (j)	135,861	862,832
Repayment of long-term debt (i)	(636,587)	(21,428)
Financing costs	-	(6,697)
Premium paid on call of senior subordinated notes (d)	(7,676)	-
Purchase of treasury stock (k)	(8,127)	(591,873)
Proceeds from the exercise of stock options	38,310	88,700
Stock issued for the Employee Stock Purchase Plan	17,313	17,088
Excess tax benefit realized from the exercise of stock options	13,668	36,160
Dividends paid to stockholders	(141,461)	(122,202)
Change in cash overdraft and other	(16,754)	10,186
Net cash used in financing activities	(218,101)	(115,686)

Change in cash	$(16,825)	$41,723
Cash – Beginning of period	86,386	44,663
Cash – End of period	$69,561	$86,386

See attached Notes.

Notes:

a)	Certain reclassifications were made to the consolidated statements of earnings for the prior year periods, as well as the related notes, to conform to the current year presentation. The Company reclassified $3.0 million and $15.0 million out of selling, distribution and administrative expenses into cost of products sold (excluding depreciation) for the three months and year ended March 31, 2013, respectively. Consolidated operating income and net earnings for the prior year periods were not impacted by the reclassifications.

b)	Included within selling, distribution and administrative expenses are costs related to the Company’s SAP implementation of $1.2 million and $6.0 million for the three months ended March 31, 2014 and 2013, respectively. SAP implementation costs of $7.4 million and $33.2 million were included in the consolidated results for the years ended March 31, 2014 and 2013, respectively. While the Company has successfully converted its Safety telesales and hardgoods infrastructure businesses, as well as all of its regional distribution businesses, to the SAP platform, the Company continued to incur some post-conversion support and training expenses related to the implementation of the new system through the end of fiscal 2014.

c)	Restructuring and other special charges consist of $1.7 million and $8.1 million of net costs for the three months and year ended March 31, 2013, respectively. In May 2011, the Company announced the alignment of its then twelve regional distribution companies into four new divisions, and the consolidation of its regional company accounting and certain administrative functions into four newly created Business Support Centers. During the three months and year ended March 31, 2013, the Company recorded restructuring and other related costs of $1.7 million and $10.1 million, respectively, primarily related to transition staffing, legal and other costs associated with the realignment. The full year costs were partially offset by a $3.7 million reduction to the severance liability associated with the realignment based on a change in estimate recorded during the three months ended December 31, 2012. In addition to the restructuring and other related costs, in June 2012, the Company re-evaluated the economic viability of a small hospital piping construction business and as a result of an impairment analysis performed on the assets at the associated reporting unit, the Company recorded a charge of $1.7 million related to certain of the intangible assets associated with this business for the three months ended June 30, 2012.

d)	On October 2, 2013, the Company redeemed all $215 million of its outstanding 7.125% senior subordinated notes originally due to mature in October 2018 (the “2018 Notes”) at a price of 103.563%. A loss on the early extinguishment of debt of $9.1 million ($5.6 million after tax, or $0.08 per diluted share) related to the redemption premium and the write-off of unamortized debt issuance costs on the 2018 Notes was recognized in the three months ended December 31, 2013.

e)	On June 1, 2012, the Company divested the assets and operations of five branch locations in western Canada. The Company realized a gain on the sale of $6.8 million ($5.5 million after tax) recorded in other income, net, in its consolidated statement of earnings. The operations were included in the Distribution business segment and contributed net sales that were not material to the Company’s consolidated statements of earnings.

f)	During the three months ended September 30, 2013, the Company recognized a $1.5 million ($0.02 per diluted share) tax benefit related to a change in a state income tax law, allowing the Company to utilize additional net operating loss carryforwards. During the three months ended March 31, 2014, the Company recognized $1.8 million ($0.02 per diluted share) of tax benefits related to enacted changes in state income tax rates. The Company’s adjusted effective tax rate*, which excludes the impact of the benefits to the Company’s income taxes, as well as the income tax impact related to the loss on the early extinguishment of debt, was 37.1% for the year ended March 31, 2014.

g)	The Company participates in a $750 million commercial paper program supported by its Credit Facility. This program allows the Company to obtain favorable short-term borrowing rates with maturities that vary, but will generally not exceed 90 days from the date of issue. The Company has used proceeds from the commercial paper program for general corporate purposes, including the repayment of its 2018 Notes and the maturity of its $300 million 2.85% senior notes (the “2013 Notes”) in October 2013. At March 31, 2014, $388 million was outstanding under the commercial paper program.

h)	In September 2013, the Company’s $400 million 4.5% senior notes maturing September 2014 were reclassified to the “Current portion of long-term debt” line item of the Company’s consolidated balance sheet.

i)	In October 2013, the Company made its final payments on the 2013 and 2018 Notes and financed these requirements with the proceeds from commercial paper issuances, excess cash and utilization under its accounts receivable securitization facility. Including the borrowings under the commercial paper program, approximately $257 million was available to the Company under the Credit Facility at March 31, 2014. The Company’s Credit Facility matures on July 19, 2016.

j)	During the prior year, the Company issued $850 million in the aggregate of senior notes. On November 26, 2012, the Company issued $250 million of 2.90% senior notes maturing on November 15, 2022. On February 14, 2013, the Company issued $325 million of 1.65% senior notes maturing on February 15, 2018 and $275 million of 2.375% senior notes maturing on February 15, 2020. The net proceeds from the offerings were used for general corporate purposes, including funding acquisitions, repaying indebtedness under the Company’s commercial paper program, and repurchasing shares pursuant to the Company’s stock repurchase program.

k)	On October 23, 2012, the Company announced a $600 million share repurchase program. During the six months ended March 31, 2013, the Company completed the program, repurchasing 6.29 million shares on the open market at an average price of $95.37.

l)	Business segment information for the Company’s Distribution and All Other Operations business segments is presented in the following tables. Amounts in the “Eliminations and Other” column reported for net sales and cost of products sold (excluding depreciation) represent the elimination of intercompany sales and associated gross profit on sales from the Company’s All Other Operations business segment to the Distribution business segment. Although corporate operating expenses are generally allocated to each business segment based on sales dollars, the Company reports expenses (excluding depreciation) related to the implementation of its SAP system under selling, distribution and administrative expenses in the “Eliminations and Other” column. Additionally, the Company’s restructuring and other special charges, net, are not allocated to the Company’s business segments, and are also reflected in the “Eliminations and Other” column.

	(Unaudited)				(Unaudited)
	Three Months Ended				Three Months Ended
	March 31, 2014				March 31, 2013
(In thousands)	Dist.	All Other Ops.	Elim. & Other	Total	Dist.	All Other Ops.	Elim. & Other	Total
Gas and rent	$ 688,932	$ 121,006	$ (6,689)	$ 803,249	$ 663,809	$ 142,951	$ (7,831)	$ 798,929
Hardgoods	463,676	905	-	464,581	462,702	1,292	-	463,994
Total net sales	1,152,608	121,911	(6,689)	1,267,830	1,126,511	144,243	(7,831)	1,262,923

Cost of products
sold (excluding
depreciation)	515,195	62,843	(6,689)	571,349	505,147	77,804	(7,831)	575,120
Selling,
distribution and
administrative
expenses	423,386	43,928	1,192	468,506	409,898	43,894	5,956	459,748
Restructuring and
other special
charges, net	-	-	-	-	-	-	1,663	1,663
Depreciation	63,832	6,207	-	70,039	61,408	5,394	-	66,802
Amortization	6,637	1,067	-	7,704	6,126	1,202	-	7,328
Operating income	$ 143,558	$ 7,866	$ (1,192)	$ 150,232	$ 143,932	$ 15,949	$ (7,619)	$ 152,262

	(Unaudited)				(Unaudited)
	Year Ended				Year Ended
	March 31, 2014				March 31, 2013
(In thousands)	Dist.	All Other Ops.	Elim. & Other	Total	Dist.	All Other Ops.	Elim. & Other	Total
Gas and rent	$ 2,717,272	$ 539,954	$ (30,404)	$ 3,226,822	$ 2,577,901	$ 587,322	$ (34,201)	$ 3,131,022
Hardgoods	1,841,518	4,200	(3)	1,845,715	1,820,204	6,276	(5)	1,826,475
Total net sales	4,558,790	544,154	(30,407)	5,072,537	4,398,105	593,598	(34,206)	4,957,497

Cost of products
sold (excluding
depreciation)	1,996,065	281,916	(30,407)	2,247,574	1,958,573	311,200	(34,206)	2,235,567
Selling,
distribution and
administrative
expenses	1,705,408	176,289	7,426	1,889,123	1,620,651	174,643	33,230	1,828,524
Restructuring and
other special
charges, net	-	-	-	-	-	-	8,089	8,089
Depreciation	252,329	23,132	-	275,461	240,167	21,455	-	261,622
Amortization	25,512	4,333	-	29,845	22,297	4,981	-	27,278
Operating income	$ 579,476	$ 58,484	$ (7,426)	$ 630,534	$ 556,417	$ 81,319	$ (41,319)	$ 596,417

Reconciliations of Non-GAAP Financial Measures (Unaudited)

Adjusted Earnings per Diluted Share and Earnings Guidance

Reconciliations of adjusted earnings per diluted share and earnings guidance:

	Three Months Ended		Year Ended
	March 31,		March 31,
	2014	2013	2014	2013
Earnings per diluted share	$1.17	$1.13	$4.68	$4.35
Adjustments to earnings per diluted share:
State income tax benefits	(0.02)	-	(0.04)	-
Loss on the extinguishment of debt	-	-	0.08	-
Gain on sale of businesses	-	-	-	(0.07)
Restructuring and other special charges	-	0.01	-	0.07
Adjusted earnings per diluted share	$1.15	$1.14	$4.72	$4.35
	Three	(Guidance Range)			(Guidance Range)
	Months	Three Months Ending		Year	Year Ending
	Ended	June 30, 2014		Ended	March 31, 2015
	June 30,			March 31,
	2013	Low	High	2014	Low	High

Earnings per diluted share	$1.14	$1.15	$1.20	$4.68	$5.00	$5.20

Adjustments to earnings per diluted share:
State income tax benefits	-	-	-	(0.04)	-	-
Loss on the extinguishment of debt	-	-	-	0.08	-	-

Adjusted earnings per diluted share	$1.14	$1.15	$1.20	$4.72	$5.00	$5.20
Year-over-year change		1%	5%		6%	10%

The Company believes its adjusted earnings per diluted share financial measure provides investors meaningful insight into its earnings performance without the impact of net Business Support Center restructuring and other special charges, the gain on the sale of businesses, benefits from the changes in state income tax rates and law, and the loss on the extinguishment of debt. Non-GAAP financial measures should be read in conjunction with GAAP financial measures, as non-GAAP financial measures are merely a supplement to, and not a replacement for, GAAP financial measures. It should also be noted that the Company’s adjusted earnings per diluted share financial measure may be different from the adjusted earnings per diluted share financial measures provided by other companies.

Adjusted Effective Tax Rate

Reconciliation of adjusted effective tax rate:

	Three Months Ended	Year Ended
	March 31,	March 31,
(In thousands)	2014	2014

Income taxes	$46,192	$201,121
Adjustments to income taxes:
Changes in state income tax rates and law	1,800	3,293
Loss on the extinguishment of debt	-	3,504
Adjusted income taxes	$47,992	$207,918

Earnings before income taxes	$134,549	$551,905
Adjustments to earnings before income taxes:
Loss on the extinguishment of debt	-	9,150
Adjusted earnings before income taxes	$134,549	$561,055

Effective tax rate	34.3%	36.4%

Adjusted effective tax rate	35.7%	37.1%

The Company believes its adjusted effective tax rate financial measure helps investors assess its effective tax rate without the impact of benefits related to changes in state income tax rates and law and the income tax impact related to the loss on the extinguishment of debt. Non-GAAP financial measures should be read in conjunction with GAAP financial measures, as non-GAAP financial measures are merely a supplement to, and not a replacement for, GAAP financial measures. It should also be noted that the Company’s adjusted effective tax rate financial measure may be different from the adjusted effective tax rate financial measures provided by other companies.

Adjusted Operating Income and Adjusted Operating Margin

Reconciliations of adjusted operating income and adjusted operating margin:

	Three Months Ended		Year Ended
	March 31,		March 31,
(In thousands)	2014	2013	2014	2013

Net sales	$1,267,830	$1,262,923	$5,072,537	$4,957,497

Operating income	$150,232	$152,262	$630,534	$596,417

Operating margin	11.8%	12.1%	12.4%	12.0%

Adjustments to operating income:
Restructuring and other special charges, net	-	1,663	-	8,089
Adjusted operating income	$150,232	$153,925	$630,534	$604,506

Adjusted operating margin	11.8%	12.2%	12.4%	12.2%

The Company believes its adjusted operating income and adjusted operating margin financial measures help investors assess its operating performance without the impact of net Business Support Center restructuring and other special charges. Non-GAAP financial measures should be read in conjunction with GAAP financial measures, as non-GAAP financial measures are merely a supplement to, and not a replacement for, GAAP financial measures. It should also be noted that the Company’s adjusted operating income and adjusted operating margin financial measures may be different from the adjusted operating income and adjusted operating margin financial measures provided by other companies.

Return on Capital

Reconciliations and computations of return on capital:

	March 31,
(In thousands)	2014	2013

Operating income - trailing four quarters	$630,534	$596,417
Adjustments to operating income:
Restructuring and other special charges, net	-	8,089
Adjusted operating income - trailing four quarters	$630,534	$604,506

Average of total assets	$5,676,227	$5,452,051
Average of current liabilities (exclusive of debt)	(526,939)	(533,217)
Average capital employed	$5,149,288	$4,918,834

Return on capital	12.2%	12.3%

The Company believes its return on capital financial measure helps investors assess how effectively it uses the capital invested in its operations. Non-GAAP financial measures should be read in conjunction with GAAP financial measures, as non-GAAP financial measures are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that the Company’s return on capital financial measure may be different from the return on capital financial measures provided by other companies.

Adjusted Cash from Operations, Adjusted Capital Expenditures, and Free Cash Flow

Reconciliations and computations of adjusted cash from operations, adjusted capital expenditures, and free cash flow:

	Year Ended
	March 31,
(In thousands)	2014	2013

Net cash provided by operating activities	$744,860	$550,268

Adjustments to net cash provided by operating activities:
Stock issued for the Employee Stock Purchase Plan	17,313	17,088
Excess tax benefit realized from the exercise of stock options	13,668	36,160
Adjusted cash from operations	775,841	603,516

Capital expenditures	(354,587)	(325,465)

Adjustments to capital expenditures:
Proceeds from sales of plant and equipment	15,483	15,693
Operating lease buyouts	4,420	3,946
Adjusted capital expenditures	(334,684)	(305,826)

Free cash flow	$441,157	$297,690

Net cash used in investing activities	$(543,584)	$(392,859)
Net cash used in financing activities	$(218,101)	$(115,686)

The Company believes its adjusted cash from operations, adjusted capital expenditures, and free cash flow financial measures provide investors meaningful insight into its ability to generate cash from operations, which is available for servicing debt obligations and for the execution of its business strategies, including acquisitions, the prepayment of debt, the payment of dividends, or to support other investing and financing activities. The Company’s free cash flow financial measure has limitations and does not represent the residual cash flow available for discretionary expenditures. Certain non-discretionary expenditures such as payments on maturing debt obligations are excluded from the Company’s computation of its free cash flow financial measure. Non-GAAP financial measures should be read in conjunction with GAAP financial measures, as non-GAAP financial measures are merely a supplement to, and not a replacement for, GAAP financial measures. It should also be noted that the Company’s adjusted cash from operations, adjusted capital expenditures, and free cash flow financial measures may be different from the adjusted cash from operations, adjusted capital expenditures, and free cash flow financial measures provided by other companies.

CONTACT:
Airgas, Inc.
Investor & Media Contact:
Barry Strzelec
610-902-6256
barry.strzelec@airgas.com
or
Investor Contact:
Joseph Marczely
610-263-8277
joseph.marczely@airgas.com
or
Media Contact:
Sarah Stockton-Brown
610-263-8260
sarah.stockton-brown@airgas.com